Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (“Registration Statement”) of our report dated March 23, 2015, relating to the financial statements and financial highlights which appear in the January 31, 2015 Annual Report to Shareholders of the AEW Real Estate Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance,” “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2015